As filed with the Securities and Exchange Commission on December 10, 2010
Registration No. 333-166631

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cardiac Science Corporation
(Exact name of registrant as specified in its charter)

Delaware	94-3300396
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3303 Monte Villa Parkway
Bothell, WA 98021
(Address of Principal Executive Offices and Zip Code)
Restricted Stock Unit Award Notice and Award Agreement
between Cardiac Science Corporation and Todd T. Alberstone,
dated as of January 11, 2010
(Full title of the plan)
Michael K. Matysik
Senior Vice President, Chief Financial Officer and Secretary
3303 Monte Villa Parkway
Bothell, WA 98021
(425) 402-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to:
Eric A. DeJong, Esq.
Perkins Coie llp
1201 Third Avenue, Suite 4800
Seattle, WA 98101
(206) 359-8000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement No. 333-166631 shall become effective automatically upon the date of filing in accordance with Rules 456 and 464 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
RECENT EVENTS — DEREGISTRATION
This Post-Effective Amendment relates to the Registration Statement on Form S-8 (File No. 333-166631) filed by Cardiac Science Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on May 7, 2010 (the “Registration Statement”), which registered an aggregate amount of 50,000 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), relating to the Restricted Stock Unit Award Notice and Award Agreement between Cardiac Science Corporation and Todd T. Alberstone effective January 11, 2010.
On October 19, 2010, the Company entered into an Agreement and Plan of Merger with Opto Circuits (India) Ltd., a public limited company incorporated under the laws of the nation of India (“Opto Circuits”), and Jolt Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Opto Circuits (“Merger Sub”), which was subsequently amended on October 29, 2010 and November 19, 2010 (as amended, the “Merger Agreement”). On December 3, 2010, pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into the Company, with the Company remaining as the surviving corporation of the merger (the “Merger”). As a result of the Merger, the Company became a wholly owned subsidiary of Opto Circuits and all shares of Common Stock that were issued and outstanding immediately prior to the effective time of the Merger (other than any shares owned by Opto Circuits or Merger Sub, any shares owned by the Company as treasury stock and any shares owned by stockholders who properly exercise appraisal rights under Delaware law with respect to their shares) were canceled and converted into the right to receive $2.30 in cash per share of Common Stock, without interest thereon and less any required withholding taxes.
As a result of the Merger, the Company has terminated all offerings of its shares of Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with the foregoing, the Company hereby removes from registration all the shares of Common Stock under the Registration Statement which remain unissued and unsold as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on the 10th day of December 2010.

CARDIAC SCIENCE CORPORATION
By:	/s/ DAVID L. MARVER
	Name:	David L. Marver
	Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons, in the capacities indicated, on December 10, 2010:

Signature	Title

/s/ ANSHUL VASWANEY Anshul Vaswaney	Director

/s/ DAVID L. MARVER David L. Marver	President and Chief Executive Officer

/s/ MICHAEL K. MATYSIK Michael K. Matysik	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)